Registration Statement No. 333-206013 Pricing Supplement No. 2769D; Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 21, 2016.

Deutsche Bank AG
Fixed Rate InterNotes®

Issue Price	Interest Rate	Interest Payment Frequency	1st Interest Payment Date	1st Interest Payment Amount
100.00%	4.00% (per annum)	Semi-Annual	June 15, 2017	$21.56 (rounded to the nearest cent)

Aggregate Principal Amount: $
Interest Type: Fixed
Redemption at Issuer's Option: N/A
InterNotes® (the "notes") issued by Deutsche Bank AG, London Branch (the "Issuer") are senior unsecured obligations of Deutsche Bank AG.
Investing in the notes involves a number of risks. See "Risk Factors" beginning on page 5 of the accompanying product supplement.

Placement Agent: Incapital LLC
Agents: Deutsche Bank Securities Inc. and Incapital LLC

Offering Dates:	November 21, 2016
Trade Date:	November 28, 2016
Issue Date:	December 1, 2016
Redemption Date(s):	N/A
Maturity Date:	June 15, 2022
Minimum Denominations:	$1,000
Principal Amount:	$1,000
CUSIP / ISIN:	25152R5Z2/ US25152R5Z25
Listing:	The notes will not be listed on any securities exchange.

	Price to Public	Discounts and Commissions[(1)]	Proceeds to Issuer
Per Note	100.00%	1.35%	98.65%
Total................	$	$	$

(1) For more detailed information about discounts and commissions, please see "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement.

Deutsche Bank Securities Inc., an Agent for this offering, is our affiliate. For more information, see "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement.

DTC Book Entry Only

InterNotes® is a registered servicemark of Incapital Holdings LLC

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined in the accompanying product supplement) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, certain specifically defined senior unsecured debt instruments, including the notes, would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer, including some of the other senior debt securities issued under the prospectus, and would be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see the accompanying product supplement and prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Product supplement D dated April 28, 2016: http://www.sec.gov/Archives/edgar/data/1159508/000095010316012938/dp65301_424b2-ipsd.htm

Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

Prospectus dated April 27, 2016: https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable.

November     , 2016